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                                                                   EXHIBIT 10.11


                     [National Syndications Inc. Letterhead]




August 7, 1998

Mr. Martin Berns
Realm Productions & Entertainment
3100 N. 29th Street
Hollywood, FL 33020

Dear Martin:

We are pleased to be able to market your video, HOWDY DOODY (5 VOLUME SET). Our terms are as follows:

NSI PRICE: $21.00        5 volumes

Please sign and return this letter along with the attached Standard Indemnification/ Warranty Agreement to my attention via fax (212-889-1146) as soon as possible.

Thank you for your cooperation.

Sincerely,




Maria Cizmarik








-----------------------------------         ------------------------------------
          Your Agreement                                    Date



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                     [National Syndications Inc. Letterhead]

                 STANDARD INDEMNIFICATION AND WARRANTY AGREEMENT



Between:

NATIONAL SYNDICATIONS, INC. and REALM PRODUCTIONS & ENTERTAINMENT

230 Fifth Avenue                3100 N. 29th Street

New York, NY 10001              Hollywood, FL 33020

("NSI")                         ("VENDOR")

Regarding NSI's sale of the following "Video" supplied by the Vendor:

HOWDY DOODY (5 VOLUME SET)

In order to induce NSI to purchase and sell the Video, NSI and the Vendor agree as follows with respect to the Video:

         1. The Vendor represents and warrants to NSI that (i) the purchase by NSI of the Video from the Vendor; (ii) the distribution and sale of the Video by NSI; or (iii) the advertising, marketing, promotion or sale of the Video by NSI along or together with all or a portion of the information, photographs or other materials (collectively, "Material") supplied by or through the Vendor or it's sources, will not violate or infringe any copyright, patent, right of privacy or publicity, trademark, service mark or related right, or contract or proprietary right of any kind or nature of any third party, including, without limitation, the manufacturer of the Video (if the Vendor is not the manufacturer thereof) or violate any federal or state statute or regulation affecting such Video. The Vendor further represents and warrants that the Video is free from defects in workmanship; is merchantable and fit for the purpose intended; and poses no safety or health hazard to users of the Video. The Vendor additionally represents and warrants that the Vendor has all necessary rights and authority to enter into this Agreement with NSI and to grant to NSI the right to advertise, market, distribute, sell and use the Video and the Material.

         2. The Vendor shall indemnify, defend and hold harmless NSI against any and all liability, loss, damage, cost, expense and attorneys fees which NSI may incur or be required to pay as a result of or arising out of the inaccuracy or breach by the Vendor of the representations and warranties set forth herein.

         3. The representations, warranties, and indemnities contained in this agreement shall be continuing representations, warranties and indemnities and shall remain in full




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force and effect notwithstanding the termination of the rights of NSI to sell the Video and shall extend to licensees and sublicensees of NSI and to wholesalers, retailers, and users of the Video.

         4. If any claim, action, suit or proceeding (an "Action") is brought against NSI which is covered by this Agreement, and of which NSI has actual knowledge, NSI shall give notice of the Action to the Vendor. Such notice shall be given in any event not more than thirty (30) days after NSI knows of such Action; provided, however, that the failure to give such notice shall not affect the Vendor's obligations hereunder except to the extent such failure materially prejudices the rights of the Vendor to defend such action. Upon receipt of such notice, the Vendor, at it's own expense, shall defend against such Action by counsel of it's choosing (subject to NSI's approval, which shall not unreasonably be withheld) and take all such steps as may be necessary or proper to prevent the obtaining of a judgement against NSI; provided, however, that in any such notice or on 30 days' written notice during the pending of such action, NSI may elect to defend against such Action, at the Vendor's expense, by counsel of NSI's choosing, if Vendor does not diligently defend continuity; or in the event that Vendor does diligently defend with continuity, NSI may join in such defense at NSI's own expense.

         5. Any notice required or permitted hereunder shall be in writing and shall be delivered personally or sent certified mail, return receipt requested, and shall be addressed as follows:

                  If to        Realm Productions & Entertainment
                               3100 N. 29th Street
                               Hollywood, FL 33020
                               Attention: Martin Berns;

                  If to        National Syndications Inc.
                               230 Fifth Avenue
                               Suite 2010
                               New York NY 10001
                               Attention: Jess Joseph, VP;

or to such other party or address as either party shall notify the other in writing.

         6. This agreement shall be governed by, and construed in accordance with, the internal laws of the state of New York, without regard to conflict of law principles. If there is any dispute with respect to the interpretation of this agreement or the rights and obligations of any of the parties hereto, the same shall be decided in a civil action brought in the United States District Court for the Southern District of New York or if such Court lacks subject matter jurisdiction, in the Supreme Court of the State of New York, County of New York. Each party waives the right to object to the jurisdiction or venue of any such Courts or to claim that such Courts are an inconvenient forum. Service of process in any such proceeding may be served as provided in Paragraph 5.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on this
13th day of August, 1998.

NATIONAL SYNDICATIONS INC.                   REALM PRODUCTION &
                                             ENTERTAINMENT, INC.


By:                                          By:
   -----------------------------                --------------------------------
   Jess Joseph                                  Martin Berns
   Senior Vice President                        Vice President
































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